Exhibit 99.1

VLOV, Inc. Reports Third Quarter 2010 Financial Results and Revises Guidance Downward for Fiscal Year Ending December 31, 2010

-- Q3 2010 Net Sales $13.1 Million

-- Q3 2010 Operating Margin 25.4%

-- Q3 2010 Adjusted Net Income $2.4 Million (Non GAAP)

XIAMEN, China, November 15, 2010-- VLOV, Inc. (OTC Bulletin Board: VLOV.OB) (“VLOV” or the “Company”), which designs, sources and markets VLOV-brand casual, fashion-forward apparel for men in the People’s Republic of China, today announced its financial results for the three months and nine months ended September 30, 2010, and revised its fiscal year ending December 31, 2010 financial guidance downward.

Three months ended September 30, 2010 vs. three months ended September 30, 2009 (unaudited):

	Q3 2010	Q3 2009	Change
Net Sales	$13.1 million	$13.9 million	-5.9%

Gross Profit	$5.4 million	$5.0 million	+7.7%

Income from Operations	$3.3 million	$3.7 million	-9.6%

GAAP Net income	$3.4 million	$2.7 million	+25.3%

Adjusted Net Income*	$2.4 million	$2.7 million	-10.9%

GAAP EPS (Diluted)	$0.18	$0.17	+5.8%

Adjusted EPS (Diluted)*	$0.13	$0.17	-26.8%

Weighted Average Diluted Shares	19,472,376	16,000,000	+21.7%

* Excludes $992,000 of non-cash gain related to the change in fair value of the Company’s warrants. For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

Nine months ended September 30, 2010 vs. nine months ended September 30, 2009 (unaudited):

	Q3 2010	Q3 2009	Change
Net Sales	$49.1 million	$45.8 million	+7.2%

Gross Profit	$19.2 million	$16.5 million	+16.2%

Income from Operations	$11.1 million	$12.0 million	-7.4%

GAAP Net income	$9.0 million	$8.8 million	+1.8%

Adjusted Net Income**	$8.2 million	$8.8 million	-7.5%

GAAP EPS (Diluted)	$0.47	$0.56	-16.1%

Adjusted EPS (Diluted)**	$0.43	$0.56	-23.2%

Weighted Average Diluted Shares	19,001,350	15,773,187	+20.5%

** Excludes $818,000 of non-cash gain related to the change in fair value of the Company’s warrants. For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

Revised fiscal year ended December 31, 2010 guidance vs. original guidance for fiscal year ended December 31, 2010 previously provided on July 12, 2010:

	Revised	Original Range	Change (Bottom/Top)

Net Sales	$65.0 million	$71.0 to $75 million	-8.5% / -13.3%

Gross Profit	$25.0 million	$25.9 to $27.8 million	-3.5% / -10.1%

Gross Margin	38.5%	36.4% to 37%	+5.8% / +4.1%

Operating Income	$15.6 million	$17.7 to $18.9 million	-11.8% / -17.5%

Operating Margin	24.0%	24.9% to 25.3%	-3.6% / -5.1%

Adjusted Net income***	$11.7 million	$13.2 to $14.2 million	-11.4%/-17.6%

Adjusted EPS***	$0.60	$0.68 to $0.73	-11.4% / -17.6%

Weighted Average Diluted Shares****	19,464,678	19,464,678	-

*** Adjusted Net Income and Adjusted EPS excludes non-cash gains or losses from certain non-recurring items, including the change in fair value of warrant liability and deemed preferred stock dividends. For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures”.

**** For comparative purposes, the amount of weighted average diluted shares given in the previously issued guidance is used which assumed the conversion of all preferred shares to common stock, but did not take into account the dilutive effect of the Company’s outstanding common stock warrants.

Qingqing Wu, Chairman and CEO of VLOV, commented “VLOV has continued executing on its strategy of controlling costs and up-scaling our brand.  During the third quarter, we began to outsource 100% of our manufacturing, which allows us to focus on design, marketing and advertising. Our distributors have been very supportive in our efforts to upgrade our brand image by closing counter- and concession-type points of sales to focus on opening stand-alone store locations which enhance our brand appeal. We believe that these steps will enable the Company to have a greater gross profit and gross margin in the future as we further establish ourselves as a premium brand. However, as a result of our distributors closing their counters and concessions, we have had to revise our full year guidance downward for the year ended December 31, 2010.”

Points of Sale (“POS”) - VLOV products were sold through 526 POS operated by its distributors as of November 3, 2010, a decrease of 29.1% compared to 742 locations a year ago. Since March 31, 2010, our distributors have closed over 271 POS, or 29% of total VLOV POS. We anticipate, however, that by the end of the year our distributors will open more than 30 stand-alone store locations.

Revised Guidance for the year ended December 31, 2010

As a result of its distributors closing counter- and concession-type POS as part of the Company’s up-brand efforts, the Company has revised its revenue, gross profit, operating income and adjusted net income guidance previously issued for the year ended December 31, 2010. Compared to the bottom range values of the guidance previously issued by the Company, revenue is expected to be $65.0 million or 8.5% less than previously estimated, operating income is expected to be $15.6 million or 11.8% less than previously estimated, and non-GAAP adjusted net income is expected to be $11.7 million or 11.4% less than previously estimated.

Results for the three and nine months ended September 30, 2010 vs. the three and nine months ended September 30, 2009

Sales - Net sales in the third quarter of 2010 were $13.1 million compared to $13.9 million in the third quarter of 2009, a 5.9% decrease. The decrease was a result of decreased sales to our distributors in Jiangxi, Zhejiang and Yunnan provinces from their closing of their counters and concessions. Net sales for the nine months ended September 30, 2010 was $49.1 million, an increase of 7.2% from $45.8 million for the same period of 2009.  Net sales for the nine months ended September 30, 2010 increased as a result of our stronger sales results in the second quarter of 2010.

Gross Profit - Third quarter gross profit increased to $5.4 million from $5.0 million for the third quarter of 2009, an increase of 8.0%. Gross margin improved to 41.2% in the third quarter of 2010, from 36.0%, mainly due to price increases as well as increased production efficiency through outsourcing to O.E.M. manufacturers. Gross profit for the nine months ended September 30, 2010 increased to $19.2 million versus $16.5 million for the nine months ended September 30, 2009. Gross margin improved to 39.1% for the nine months ended September 30, 2010, up from 36.0% in the previous period 2009,  as a result of price increases as well as increased production efficiency through complete outsourcing to O.E.M. manufacturers.

Selling Expenses - Third quarter 2010 selling and advertising expense totaled $1.4 million, or 10.7% of sales,  compared to $0.8 million, or 6.1% of sales in the third quarter of 2009. Selling expenses increased in the quarter as a result of branding marketing and advertising expenses  Selling and advertising expense for the first nine months of 2010 totaled $5.4 million, or 11.1% of sales, compared to $2.9 million, or 6.3% of sales in the comparable 2009 period. For the nine months ended September 30, 2010, the increase was due to our expenses associated with the Fall 2010 preview held in May 2010 and increased advertising costs. In order to increase our brand image and awareness, the Company anticipates that selling expenses will continue to increase in absolute dollars as well as a percentage of sales.

General and Administrative Expenses - General and administrative expenses for third quarter 2010 was $0.7 million, or 5.4% of sales, as compared to $0.5 million, or 3.7% of sales in the comparable 2009 period. For the first nine months of 2010, general and administrative expenses totaled $2.6 million as compared to $1.6 million a year ago, reflecting higher expenses related to operating as a U.S. publicly traded company and $0.4 million in liquidated damages accrued for the nine months ended September 30, 2010 as a result of not having an effective registration statement registering common and preferred shares as well as common shares underlying warrants issued in connection with our fourth quarter 2009 financings. As we continue to further improve our operating infrastructure and incur expenses related to being a U.S. publicly traded company, we anticipate that our general and administrative expenses will continue to increase in absolute dollars as well as a percentage of total revenues.

Derivative Liability - During the three and nine months ended September 30, 2010, the Company recorded gains of $992,000 and $817,000, respectively, related to the fair value of the warrants issued in financings completed in October, November and December 2009. In future periods, we may experience significant gains or losses, as the value of these warrants may fluctuate in response to changes in our stock price.

Operating Income - Income from operations in the third quarter of 2010 was $3.3 million compared to $3.7 million in the third quarter of 2009. For the nine months ended September 30, 2010, operating income was $11.1 million, as compared to $12.0 million for the same period in 2009.

Net Income - Net income in the third quarter of 2010 was $3.4 million or $0.18 per diluted share, versus $2.7 million, or $0.17 per diluted share, in the comparable period of 2009. Net income for the nine months ended September 30, 2010 was $9.0 million, or $0.47 per diluted share, versus $8.8 million, or $0.56 per diluted share for the same nine month period in 2009.

Adjusted Net Income (non-GAAP) - Third quarter 2010 adjusted net income (non-GAAP) was $2.4 million, which excludes a non-cash gain of $1.0 million related to the fair value of the Company’s warrants. Adjusted diluted earnings per share (non-GAAP) for the three months ended September 30, 2010 was $0.13 versus $0.17 during the third quarter of 2009. Adjusted net income for the nine months ended September 30, 2010 was $8.2 million, which excludes a non-cash gain of $0.8 million related to the fair value of the Company’s warrants. Adjusted earnings per share (non-GAAP) for the nine months ended September 30, 2010 was $0.42 per fully diluted share, versus $8.8 million or $0.56 per fully diluted share during the nine months ended September 30, 2009. For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

Balance Sheet

As of November 12, 2010, VLOV had $7.2 million in cash and cash equivalents. As of September 30, 2010, VLOV had $34.3 million in current assets and $5.2 million in total liabilities which does not include the derivative liability of $2.8 million. The derivative liability reflects the fair value of the Company’s outstanding common stock warrants as of September 30, 2010 and will be allocated to equity when the warrants are exercised or eliminated upon warrant expiration.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for the change in the fair value of the Company’s warrants under ASC 815-40-15. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges that our management excludes when it internally evaluates the performance of the Company’s business and makes operating decisions, including internal budgeting, and performance measurement as these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of VLOV. Accordingly, management excludes the change in the fair value of the Company’s warrants under ASC 815-40-15 when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company’s financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Adjusted Net Income
(amounts in thousands, except for share and per share amounts)

Three months ended September 30, 2010
GAAP Net Income	$3,430
GAAP Fully Diluted Earnings Per Share	0.18

(Deduction):
Gain on Change in fair value of warrants	(992)

Non GAAP Net Income	2,438
Non GAAP Fully Diluted Earnings Per Share	0.13
Shares used in computing net income per fully diluted share	19,472,376

Adjusted Net Income
(amounts in thousands, except for share and per share amounts)

Nine months ended September 30, 2010
GAAP Net Income	$8,978
GAAP Fully Diluted Earnings Per Share	0.47

(Deduction):
Gain on Change in fair value of warrants	(818)

Non GAAP Net Income	8,160
Non GAAP Fully Diluted Earnings Per Share	0.43
Shares used in computing net income per fully diluted share	19,001,350

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV brand fashion-forward apparel for men ages 20 to 45. VLOV products are currently sold through 526 points of sale across northern, central and southern China.

Safe Harbor Statement

This press release contains certain statements that may include “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes, expects, anticipate, optimistic, intend, will” or similar expressions. The Company’s actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov . All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

     Bennet Tchaikovsky, CFO
     VLOV, Inc.
     Tel:   +1-310-622-4515
     Email: bennet@vlov.net

     Howard Gostfrand, Investor Relations
     American Capital Ventures, Inc.
     Tel:   +1-305-918-7000
     Email: hg@amcapventures.com

VLOV, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands - except for share and per share data)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$7,149	$11,036
Time deposits	3,020	-
Accounts and other receivables	18,048	9,191
Amount due from a director	-	2,428
Trade deposits	5,796	2,309
Inventories	256	285
Prepaid expenses	116	763
Total current assets	34,385	26,012
Property, plant and equipment, net	948	966
Land use rights	260	263
TOTAL ASSETS	$35,593	$27,241

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,250	$2,565
Accrued expenses and other payables	842	583
Amount due to directors	77	30
Derivative liability	2,845	3,684
Short-term bank loans	599	734
Income taxes payable	1,372	1,601
Total current liabilities	7,985	9,197
Non-current Liabilities:
Other payable	77	75
Total liabilities	8,062	9,272

Commitments	-	-

Stockholders' Equity:
Common stock, $0.00001 par value, 100,000,000 shares authorized,17,983,272 and 16,667,957 shares respectively issued and outstanding	1	1
Preferred stock, $0.00001 par value, 100,000,000 shares authorized, 1,489,656 and 2,796,721 shares issued and outstanding respectively, (liquidation preference $4,260,416 and $7,998,622, respectively)	2,133	4,003
Additional paid-in capital	8,230	6,319
Statutory reserve	913	913
Retained earnings	15,154	6,173
Accumulated other comprehensive income	1,100	560
Total stockholders' equity	27,531	17,969

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$35,593	$27,241

VLOV, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited; amounts in thousands - except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net sales	$13,063	$13,882	$49,105	$45,823
Cost of sales	7,643	8,850	29,918	29,316
Gross profit	5,420	5,032	19,187	16,507

Operating expenses:
Selling expenses	1,399	841	5,442	2,900
General and administrative expenses	702	520	2,602	1,573
	2,101	1,361	8,044	4,473

Income from operations	3,319	3,671	11,143	12,034

Other income (expenses):
Change in fair value of derivative liability	992	-	818	-
Interest income	18	3	61	14
Interest expense	(15)	(15)	(52)	(43)
	995	(12)	827	(29)

Income before provision for income taxes	4,314	3,659	11,970	12,005
Provision for income taxes	884	922	2,992	3,183

Net income	3,430	2,737	8,978	8,822

Other comprehensive income:
Foreign currency translation adjustment	438	7	540	14

Comprehensive income	$3,871	$2,744	$9,518	$8,836

Allocation of net income for calculating basic earnings per share:
Net income attributable to common shareholders	3,149	2,737	8,127	8,822
Net income attributable to preferred shareholders	281	-	851	-
Net income	$3,430	$2,737	$8,978	$8,822

Basic earnings per share- common	$0.18	$0.17	$0.47	$0.56

Diluted earnings per share	$0.18	$0.17	$0.47	$0.56

Weighted average number of common shares and participating preferred shares outstanding:

Basic	17,874,371	16,000,000	17,199,755	15,773,187

Diluted	19,472,376	16,000,000	19,001,350	15,773,187